ALBANY INTERNATIONAL REPORTS SECOND-QUARTER EARNINGS

Second-Quarter Highlights

•
Net income per share was $0.15, after restructuring charges of $0.18 per share and costs related to performance improvement initiatives of $0.13 per share. Net income per share was $0.63 in the second quarter of 2006.

•	Income tax adjustments had the effect of increasing second-quarter 2007 net income by $0.09 per share.

•
Estimated total annualized savings from all of the initiatives taken or announced since Q3 2006 will be at least $0.50 per share by the end of 2007, growing to at least $1.00 per share by the end of 2008.

•	Net sales were $267.3 million, an increase of 2.2 percent compared to the same period last year.

•	Net sales in the Paper Machine Clothing (PMC) segment declined 3.0 percent compared to the same period last year.

•	Net sales in the Applied Technologies segment increased 19.9 percent compared to the same period last year.

•	Net sales in the Door Systems segment increased 13.3 percent compared to the same period last year.

Albany, New York, August 3, 2007 -- Albany International Corp. (NYSE:AIN) reported second-quarter net income per share of $0.15, after restructuring charges of $0.18 per share and costs related to performance improvement initiatives of $0.13 per share. Income tax adjustments had the effect of increasing second-quarter 2007 net income by $0.09 per share. Net income per share was $0.63 in the second quarter of 2006.
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Albany International Corp.
PO Box 1907
Albany, NY 12201 USA
www.albint.com

The Q2 2007 costs related to performance improvement initiatives were $4.9 million. This includes Selling, Technical, General and Research (STG&R) expenses of $4.3 million related to the implementation of SAP and the transition to a centralized European administration. In addition, $0.6 million of costs related to start-ups and equipment relocation were included in Cost of Goods Sold.

Net sales increased $5.6 million, or 2.2 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 1.2 percent.

The following table presents net sales by segment and the effect of changes in currency translation rates:
	Net Sales Three Months ended June 30,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency Rate
(in thousands)	2007	2006	Change	Rates	Effect
Paper Machine Clothing	$188,667	$194,466	-3.0%	$5,076	-5.6%
Applied Technologies	45,278	37,764	19.9%	1,844	15.0%
Albany Door Systems	33,324	29,400	13.3%	1,962	6.7%
Total	$267,269	$261,630	2.2%	$8,882	-1.2%

Gross profit was 36.1 percent of net sales in the second quarter of 2007, compared to 39.8 percent in the second quarter of 2006. The decrease is principally due to production inefficiencies in North America PMC operations and the impact of lower PMC prices and volume in Europe.

STG&R expenses were $82.6 million in the second quarter of 2007, in comparison to $75.1 million in the second quarter of 2006. The increase includes $3.1 million related to the effect of changes in currency translation rates and the $4.3 million of expenses, noted above, related to performance improvement initiatives.

In the second quarter of 2007, the Company recorded restructuring charges of $7.1 million related to reductions in corporate, closure of the Doors segment plant in Sweden, charges associated with centralization of administration functions in Europe, the announced closure of a PMC plant in Finland, and other initiatives.

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Operating income was $6.9 million in the second quarter of 2007, compared to $28.9 million for the same period of 2006, reflecting a lower gross profit percentage and the 2007 charges related to restructuring and performance improvement initiatives.

The effective income tax rate for the second quarter of 2007 was 25 percent, excluding the impact of discrete tax items; the effective income tax rate for the second quarter of 2006 was 29.4 percent.

Net cash provided by operating activities was $17.4 million in comparison to $19.1 million in the second quarter of 2006. Capital spending during the second quarter of 2007 was $28.8 million, and totaled $52.1 million for the first six months of 2007. Construction of the greenfield PMC plant in China and the expansion of our manufacturing capacity in Korea are progressing on plan. As a result, the Company expects capital spending to be consistent with the previously announced plans which call for $160 million of spending in 2007. Depreciation and amortization were $14.5 million and $1.2 million, respectively, for the second quarter of 2007, and are expected to be approximately $60 million and $5 million, respectively, for the full year.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Compared to Q2 2006, PMC net sales decreased 3.0 percent, and decreased 5.6 percent excluding the effect of changes in currency translation rates. Compared to the same quarter last year, the Americas net sales were flat and orders improved, and in Asia, both sales and orders improved. Although sales in Europe declined compared to Q2 2006, orders improved significantly.

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During the quarter, the Company announced its intention to discontinue operations at its press fabric facility in Järvenpää, Finland.

On August 2, 2007, the Company announced its intention to discontinue operations at its press fabric manufacturing facility in East Greenbush, New York, and to cease the manufacture of dryer fabrics in Menands, New York. These actions are in response to the continuing consolidation within the paper industry in the U.S. and Canada and the need to balance the Company’s PMC manufacturing capacity in North America with anticipated paper mill demand. Discussions with the local bargaining units will begin shortly, and the resulting charges associated with the closings will be disclosed as they become available.

Applied Technologies

This segment includes the emerging businesses that apply our core competencies in advanced textiles and materials to other industries including specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); fabrics, wires, and belting products for the nonwovens and pulp industries, and industrial process belts for tannery, textile, and corrugator applications (Albany Engineered Fabrics); specialty filtration products for wet and dry applications (Albany Filtration Technologies);and insulation for personal outerwear and home furnishings (PrimaLoft®).

Second-quarter net sales increased 19.9 percent compared to Q2 2006, and 15.0 percent excluding the effect of changes in currency translation rates. Within the segment, compared to the second quarter of 2006 and excluding the effect of changes in currency translation rates, Albany Engineered Composites (AEC) net sales increased 35.2 percent and, as expected, sales in Engineered Fabrics recovered with an increase of 4.2 percent. The improvement in Engineered Fabrics resulted in part from increases in original equipment

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manufacturer activity during the quarter. The order backlog in the Applied Technologies segment is strong.

Albany Door Systems

This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

Second-quarter net sales increased 13.3 percent compared to Q2 2006, and 6.7 percent excluding the effect of changes in currency translation rates. The order backlog remained strong, reflecting the impact of new products and the European sales reorganization completed last year. During the quarter, the Company announced its plan to discontinue operations at its door manufacturing facility in Halmstad, Sweden. Door manufacturing in Europe will be consolidated in the Lippstadt, Germany, facility.

On June 29, 2007, the Company acquired the assets and business of R-Bac Industries, the fastest growing high-performance door company in North America. R-Bac began shipping in late 2005 with total net sales in excess of $7.0 million through 2006, and was operating at an annualized run rate in excess of $9.0 million through the first half of 2007.

Comments on Current and Planned Activities

President and CEO Joe Morone said, “In our last three earnings calls, I have focused on progress toward our short-term objective of returning to Q2 2006 profit levels by Q4 of 2007, excluding the expenses associated with the cost-reduction and performance improvement initiatives. In Q2 and early in Q3, we took, or announced plans to take, what we believe to be the remaining steps necessary to achieve that short-term objective. As a result, we are increasingly confident that, barring any additional instability in the PMC market, we will return in Q4 to the profit levels that we had been experiencing just before last year’s price disruptions in the European PMC market.

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“As discussed in each of the earnings calls since the third quarter of last year, we have been focusing on three factors to drive the improvement in profits: cost reduction and performance improvement, gradual recovery of PMC revenue, and continued growth in the emerging businesses.

“Since our last earnings release, we have made the most significant progress on the cost-reduction, performance improvement front: our European PMC business successfully started operations at its new central administrative services center; we announced the closure of three PMC manufacturing facilities and one Albany Door Systems facility; and we switched over our first business unit (Albany Engineered Composites) to SAP.

“Previously, we estimated that the combined annualized savings from cost-reduction and performance improvement activities initiated since Q3 2006 would be at least $0.45 per share by the end of 2007. We now estimate that, with the added impact from the actions announced since our last earnings release, total annualized savings from all initiatives taken or announced since Q3 2006 will be at least $0.50 per share by the end of 2007, growing to at least $1.00 per share by the end of 2008.

“Q2 also saw continued stability in PMC revenues. While sales were 3 percent lower than they were in Q2 2006, they were 6 percent higher than the low point in Q3 2006. Q2 2007 orders in Western Europe are 16 percent higher than they were in Q2 2006, as gains in order volume continue to offset lower average prices. Moreover, several important multiyear contracts were successfully completed in both Europe and North America, which further reduces the likelihood of a return to the instability of last year. To be sure, the risk that competitors will respond to our growing market strength with additional price cuts is ever present, and the consolidation of the paper industry in Europe and North America, particularly in Canada, continues. But we enter Q3 with confidence that our strategy of maintaining a steady price premium, based on the benefits we deliver to our customers, is the right one, both for the short-term return to Q2 2006 profit levels, and for the longer-term objective of steady profit growth in PMC.

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“The third factor that we have been focusing on is continued growth in the emerging businesses. Compared to Q2 2006, Doors grew by 13 percent and Applied Technologies by 20 percent. But despite the top-line growth, the lack of profits in our Doors and AEC businesses contributed to the Company’s lower-than-expected earnings in Q2. AEC lost $1.8 million in Q2, or $0.05 per share. We had expected AEC to break even this quarter. The reason for the loss is that, at the very time that AEC was staffing up to meet a strong order backlog and an accelerating stream of new business opportunities, shipments to three key customers were substantially lower than expected because of delays in their production schedules. We expect a sharp increase in sales as those shipments begin to flow in Q3, and the business to be profitable in the second half of the year.

“As for Albany Door Systems, despite $33.3 million in Q2 sales, the business only broke even. We have been engaged in a business-wide set of process improvement activities, but these clearly have progressed at too slow a pace, and costs of operation, particularly in Europe, are simply too high. We took steps in Q2 to reduce costs, most notably through the announced shutdown of manufacturing operations in Sweden, and we expect that, by Q4 of this year, operating margins will return to their customary levels.

“During Q2, we acquired the assets and business of R-Bac Industries, founded in 2004 by Paul Reilly and Ted Burbach, pioneers in the North American high-performance door market. Since its inception, R-Bac has been by far the fastest-growing company in the North American high-performance door market. Its product line complements Albany’s; and the combined businesses make Albany Door Systems the largest supplier of high-performance doors in North America, with the most complete product line. R-Bac will be fully integrated into Albany’s North American Doors operations by the end of the year, and the combined business will be led by Mr. Reilly.

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“The market strength in North America of Albany/R-Bac, along with a strong worldwide order backlog and continued expansion of the after-market business in Europe, suggest that the short-term growth potential of this business should exceed our previous estimate of a 5 to 7 percent compound annual growth rate.

“In sum, we remain on trend toward our target of a return to Q2 2006 levels of profitability by Q4 2007:

•	On the cost-reduction front, we believe that the actions taken or announced to date will fundamentally lower the cost structure of the Company.

•
In the PMC marketplace, while the underlying risks associated with competitive behavior and paper industry consolidation remain real, we believe that our revenue outlook is considerably more stable than it was a year ago, and that our market position is even stronger.

•
And in the emerging businesses, while a lack of profitability in two of our critical businesses contributed to lower-than-expected overall results in Q2, strong orders in both businesses and lower costs in the Doors business should bring higher sales and better profitability in the second half of the year.

“Looking beyond our short-term Q4 target, the actions we have taken since Q3 of 2006 augur well for our long-term, cash-and-grow strategy. A significantly lower cost base and recovering revenues in PMC, a strong PMC product pipeline, continued progress in our Asian expansion, and accelerating growth in AEC and Doors, are all reasons for optimism about the long-term viability of our strategy of growing profits in PMC, while growing profitably in the emerging businesses.”
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The Company plans a live webcast to discuss second-quarter 2007 financial results on Monday, August 6, 2007, at 9:00 a.m. Eastern Time. For access, go to www.albint.com

Albany International is the world’s largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, with plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

Forward-looking statements in this release or in the webcast, including statements about future economic conditions, materials costs, growth in PMC sales and operating income during the next several quarters, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost reduction and process improvement initiatives, pension contributions, pricing conditions in the PMC industry, paper industry outlook, the amount and timing of capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2006 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.
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ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
2007	2006		2007	2006

$267,269	$261,630	Net sales	$525,007	$512,853
170,661	157,621	Cost of goods sold	330,013	304,868

96,608	104,009	Gross profit	194,994	207,985
82,594	75,064	Selling, technical, general and research expenses	157,312	149,626
7,112	-	Restructuring and other	14,721	-

6,902	28,945	Operating income	22,961	58,359
3,710	2,712	Interest expense, net	7,012	4,591
1,051	(137)	Other expense/(income), net	1,021	772

2,141	26,370	Income before income taxes	14,928	52,996
(2,214)	7,749	Income tax (benefit)/expense	983	15,737

4,355	18,621	Income before associated companies	13,945	37,259
50	66	Equity in earnings/(losses) of associated companies	(235)	243

$4,405	$18,687	Net income	$13,710	$37,502

		Earnings per share:
$0.15	$0.63	Basic	$0.47	$1.23
$0.15	$0.62	Diluted	$0.46	$1.21

		Shares used in computing earnings per share:
29,380	29,554	Basic	29,323	30,481
29,818	30,094	Diluted	29,751	31,019

$0.11	$0.10	Dividends per share	$0.21	$0.19

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	June 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$60,666	$68,237
Accounts receivable, net	221,807	202,611
Inventories	251,380	224,210
Income taxes receivable and deferred	35,111	23,586
Prepaid expenses	13,974	10,552
Total current assets	582,938	529,196

Property, plant and equipment, net	428,423	397,521
Investments in associated companies	6,166	6,634
Intangibles	8,448	9,343
Goodwill	185,824	172,890
Deferred taxes	115,353	112,280
Cash surrender value of life insurance policies	43,001	41,197
Other assets	45,425	37,486
Total assets	$1,415,578	$1,306,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$28,347	$12,510
Accounts payable	51,307	50,214
Accrued liabilities	138,334	101,995
Current maturities of long-term debt	1,215	11,167
Income taxes payable and deferred	5,933	20,099
Total current liabilities	225,136	195,985

Long-term debt	380,644	354,587
Other noncurrent liabilities	224,130	219,774
Deferred taxes and other credits	56,891	37,076
Total liabilities	886,801	807,422

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
34,750,275 in 2007 and 34,518,870 in 2006.	35	35
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2007 and 2006	3	3
Additional paid in capital	323,650	316,164
Retained earnings	546,658	541,602
Accumulated items of other comprehensive income:
Translation adjustments	(481)	(18,348)
Pension liability adjustment	(82,065)	(81,071)
	787,800	758,385
Less treasury stock (Class A), at cost (8,530,066 shares
in 2007 and 8,540,882 in 2006)	259,023	259,260
Total shareholders' equity	528,777	499,125
Total liabilities and shareholders' equity	$1,415,578	$1,306,547

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$13,710	$37,502
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses/(earnings) of associated companies	235	(243)
Depreciation	28,700	26,936
Amortization	2,342	1,961
Provision for deferred income taxes, other credits and long-term liabilities	2,444	5,024
Provision for write-off of equipment	1,032	321
Increase in cash surrender value of life insurance	(1,803)	(1,708)
Unrealized currency transaction gains and losses	(334)	1,436
Shares contributed to ESOP	3,013	4,183
Stock option expense	400	770
Tax benefit of options exercised	(730)	(529)
Issuance of shares under long-term incentive plan	937	-

Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(8,011)	(7,976)
Note receivable	-	(505)
Inventories	(21,724)	(20,055)
Income taxes prepaid and receivable	(10,982)	-
Prepaid expenses	(2,984)	(999)
Accounts payable	(1,208)	(3,048)
Accrued liabilities	29,626	8,834
Income taxes payable	296	(2,551)
Other, net	(193)	(3,562)
Net cash provided by operating activities	34,766	45,791

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(52,050)	(32,352)
Purchased software	(7,493)	(147)
Acquisitions, net of cash acquired	(9,233)	(8,112)
Net cash (used in) investing activities	(68,776)	(40,611)

FINANCING ACTIVITIES
Proceeds from borrowings	47,761	192,996
Principal payments on debt	(15,787)	(15,677)
Purchase of treasury shares	-	(131,499)
Purchase of call options on common stock	-	(47,688)
Sale of common stock warrants	-	32,961
Proceeds from options exercised	2,244	1,926
Tax benefit of options exercised	730	529
Debt issuance costs	-	(5,434)
Dividends paid	(5,853)	(5,658)
Net cash provided by financing activities	29,095	22,456

Effect of exchange rate changes on cash flows	(2,656)	3,168

(Decrease)/increase in cash and cash equivalents	(7,571)	30,804
Cash and cash equivalents at beginning of year	68,237	72,771
Cash and cash equivalents at end of period	$60,666	$103,575